Exhibit 99.1

GAP INC. REPORTS FEBRUARY SALES

SAN FRANCISCO – March 7, 2013 – Gap Inc. (NYSE: GPS) today reported that February 2013 net sales increased 11 percent compared with last year.

Net sales for the four-week period ended March 2, 2013 were $966 million compared with net sales of $874 million for the four-week period ended February 25, 2012. Due to the 53rd week in fiscal year 2012, February 2013 comparable sales are compared to the four-week period ended March 3, 2012. On this basis, the company’s comparable sales for February 2013 were up 3 percent compared with a 4 percent increase for February 2012.

"Building on our successful 2012 performance, we’re pleased with the company’s overall sales results in February," said Glenn Murphy, chairman and chief executive officer of Gap Inc.

Comparable sales by global brand for February 2013 were as follows:

•	Gap Global: positive 2 percent versus negative 2 percent last year

•	Banana Republic Global: negative 5 percent versus positive 11 percent last year

•	Old Navy Global: positive 6 percent versus positive 5 percent last year

The fiscal year 2012 and fiscal year 2011 historical comparable sales results in the new global format can be accessed at www.gapinc.com.

The company noted that the difference between its 3 percent comparable sales increase and the 11 percent net sales growth is primarily attributable to the calendar shift of weeks in fiscal February 2013 versus fiscal 2012, as well as to incremental sales from the company’s growth initiatives, including Intermix.

Beginning this month, additional insight into Gap Inc.’s sales performance can be obtained by calling 1-800-GAP-NEWS (1-800-427-6397). International callers may call 706-902-4949. The recording will be available at approximately 1:00 p.m. Pacific Time on March 7, 2013 and available for replay until 1:00 p.m. Pacific Time on March 15, 2013.

March Sales

The company will report March sales on April 11, 2013.

About Gap Inc.

Gap Inc. is a leading global specialty retailer offering clothing, accessories, and personal care products for men, women, children, and babies under the Gap, Banana Republic, Old Navy, Piperlime, Athleta, and Intermix brands. Fiscal year 2012 net sales were $15.7 billion. Gap Inc. products are available for purchase in more than 90 countries worldwide through about 3,100 company-operated stores, over 300 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:
Katrina O'Connell
(415) 427-2832
Investor_relations@gap.com

Media Relations Contact:
Stacy Rollo
(415) 427-3543
press@gap.com